EXHIBIT 99.1

ION MEDIA NETWORKS REPORTS FULL-YEAR 2006 FINANCIAL RESULTS

Reports Significantly Improved EBITDA and Broadcast Cash Flow

(West Palm Beach, FL – April 2, 2007) – ION Media Networks, Inc. (AMEX: ION) (the “Company” or “ION”) today reported financial results for its full year ended December 31, 2006.

ION’s EBITDA for the year ended December 31, 2006 increased to $106.4 million, up 68% from $63.2 million for the year ended December 31, 2005. Corresponding broadcast cash flow for the year ended December 31, 2006 increased 39% to $59.7 million compared to $43.0 million in 2005. The improvement was due to the Company’s reduction in operating expenses resulting from its 2005 restructuring plan and other cost savings initiatives implemented in 2006.

“We made important progress in 2006, improving cash flow through disciplined cost management, while executing on our strategy to expand our analog and digital content plans,” said ION’s President and Chief Executive Officer Brandon Burgess. “Based on our improving primetime ratings and strategic programming alliances, general advertising offers us an opportunity to continue financial growth in 2007 and beyond.”

ION’s Chief Financial Officer Richard Garcia said, “The improved cash generation allowed us to service our debt in cash while managing our liquidity requirements.”

Foregoing the option to pay interest on a portion of its debt in kind, the Company elected to make all of its interest payments in 2006 in cash, paying $88.9 million of cash interest compared to cash interest payments of $58.1 million in 2005 and accretion of $55.2 million of interest on the Company’s previously outstanding zero coupon subordinated notes. Cash flow from operating activities after cash interest payments was negative $13.1 million in 2006 compared to positive $3.0 million for the year ended December 31, 2005, primarily resulting from payment of all 2006 interest obligations in cash.

About ION Media Networks
ION Media Networks, Inc. owns and operates the nation’s largest broadcast television station group and ION Television, reaching over 90 million U.S. television households via its nationwide broadcast television, cable and satellite distribution systems. ION Television currently features popular TV series and movies from the award-winning libraries of Warner Bros., Sony Pictures Television, CBS Television and NBC Universal, and has partnered with RHI Entertainment, which owns over 4,000 hours of acclaimed television content, to provide weekend primetime programming beginning June 2007. Utilizing its digital multicasting capability, the company has launched several digital TV brands, including qubo, a television and multimedia network for children formed in partnership with Scholastic, Corus Entertainment, Classic Media and NBC Universal, and ION Life, a television and multimedia network dedicated to health and wellness for consumers and families. For more information, visit www.ionmedia.tv.

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Selected Financial Results (in thousands)

	For the year ended December 31
	2006	2005
EBITDA	$106,414	$63,153
Net cash (used in) provided by operating activities	$(13,057)	$3,047
Broadcast cash flow	$59,696	$43,037

Reconciliation of Non-GAAP Measures
The Company believes that net loss attributable to common stockholders is the financial measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) that is most directly comparable to EBITDA. The Company’s net loss attributable to common stockholders was $256.6 million, or $3.53 per share, for the year ended December 31, 2006, compared to a net loss of $275.0 million, or $3.94 per share, for the year ended December 31, 2005. Net cash used in/provided by operating activities is the financial measure calculated and presented in accordance with GAAP that the Company believes is most directly comparable to Broadcast Cash Flow. The Company’s net cash used in operating activities was $13.1 million for the year ended December 31, 2006, compared to net cash provided by operating activities of $3.0 million for the year ended December 31, 2005.

We believe the presentation of EBITDA is relevant and useful because EBITDA is a measurement industry analysts and others in the financial community utilize when evaluating our operating performance. In addition, Broadcast Cash Flow is the primary indicator utilized by our management in evaluating our financial performance. In evaluating EBITDA and Broadcast Cash Flow, investors should consider various factors including their relationship to our reported operating income (loss), net loss attributable to common stockholders and cash flows from operating activities. Investors should be aware that EBITDA and Broadcast Cash Flow may not be comparable to similarly titled measures presented by other companies and that such comparisons could be misleading unless all companies and analysts calculate such measures in the same manner. EBITDA is not indicative of our cash flows from operations and therefore does not represent funds available for our discretionary use. The use of EBITDA and Broadcast Cash Flow is not intended to replace or supersede any information presented in accordance with GAAP.

The table below reconciles EBITDA with the Company’s net loss attributable to common stockholders and Broadcast Cash Flow with net cash from operating activities, as derived from the Company’s financial statements.

ION Media Networks
Reconciliation of Non-GAAP Measures:
(in thousands)

For the year ended December 31

	2006	2005
Net loss attributable to common stockholders	$(256,629)	$(275,031)
Add back:
Interest expense	112,755	110,716
Dividends on mandatorily redeemable preferred stock	79,104		69,561
Depreciation and amortization	36,332	38,793
Dividends and accretion on redeemable and convertible preferred stock	82,885	39,361
Loss on extinguishment of debt	—	54,127
Program rights amortization	32,083	61,091
Loss on sale or disposal of broadcast and other assets, net	1,694	1,565
Stock-based compensation	10,389		9,588
Time brokerage fees	4,580	4,580
Income tax provision (benefit)	19,422	(14,657)
Restructuring (credits) charges	(7,032)	30,906
Minority interest	25	161
Less:
Interest income	(3,086)	(2,761)
Other (income) expenses, net	1,010	(3,627)
Equity in loss of unconsolidated investment	1,774		—
Insurance recoveries	—	(15,652)
Program rights payments and deposits	(8,892)	(45,568)

EBITDA	$106,414	$63,153

Net cash (used in) provided by operating activities	$(13,057)	$3,047
Less:
Capital expenditures	(13,089)	(15,336)
Interest income	(3,086)	(2,761)
Add back:
Cash paid for interest	88,928	58,087

Broadcast cash flow	$59,696	$43,037